UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2022

Karat Packaging Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40336	83-2237832
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6185 Kimball Avenue, Chino, CA 91708

(Address of principal executive offices) (Zip Code)

(626) 965-8882

Registrant’s telephone number, including area code:

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value per share	KRT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b -2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Certain Officer; Election of Directors; Appointment of Certain Officer; Compensatory Arrangements of Certain Officers.

Appointment of Jian Guo

On January 13, 2022, the Board of Directors of the Company (the “Board”) appointed Jian Guo to serve as the Company’s Chief Financial Officer (principal financial and accounting officer), effective February 1, 2022. Upon the appointment of Ms. Guo, Peter Lee's term as Interim Chief Financial Officer of the Company ended on February 1, 2022. Mr. Lee, on behalf of PJ LLP, a California Limited Liability Partnership, will continue to provide general finance and accounting advisory services to the Company through March 31, 2022.

Ms. Guo, 43, was previously employed as SVP, Corporate Controller at Resources Connection, Inc. (NASDAQ: RGP), a global consulting firm from 2020 to January 2022. Prior to joining RGP in 2020, Ms. Guo was the Senior Director of Financial Reporting, Head of Asia Finance and Global Financial Reporting for Newegg Inc., an international tech-focused e-retailer. Ms. Guo is a certified public accountant, and she was a senior manager at Ernst & Young LLP. Ms. Guo holds an M.S. in Business Administration with a concentration in Accounting from the Pennsylvania State University and a B.A. degree in English from Anhui University, China.

There are no related party transactions between the Company and Ms. Guo which would require disclosure under Item 404(a) of Regulation S-K.

A copy of the press release announcing Ms. Guo's appointment as Chief Financial Officer of the Company is attached as Exhibit 99.1 to this report, and incorporated herein by reference.

Employment Agreement with Ms. Guo

On February 1, 2022, the Company entered into an employment agreement with Ms. Guo to serve as Chief Financial Officer of the Company (the “Employment Agreement”). Pursuant to the Employment Agreement, Ms. Guo will be paid an annual salary of $350,000 ("Base Salary"), will be awarded 7,500 restricted stock units and 50,000 stock options pursuant the Company's Stock Incentive Plan, and will be eligible for an annual bonus upon the discretion of the Compensation Committee.

Pursuant to the Employment Agreement, Ms. Guo will be an at-will employee of the Company. If Ms. Guo is terminated with Cause (as defined in the Employment Agreement), the Company will provide Ms. Guo the following compensation, in accordance with the terms of the Employment Agreement: (a) any accrued but unpaid Base Salary and accrued but unused vacation; (b) reimbursement for unreimbursed business expenses properly incurred; and (c) employee benefits, including equity compensation, if any, to which she may be entitled to. If Ms. Guo is terminated without Cause, the Company will provide Ms. Guo all compensation stated above in (a)-(c) plus (d) a lump-sum amount equal to six months, pro rata, of Base Salary and (e) automatic and immediate vesting of any and all RSUs and Options (as defined in the Employment Agreement). The payment of the severance payments described within this paragraph are conditioned on Ms. Guo's continued compliance with the terms of the Employment Agreement.

The foregoing summary of the terms of the Employment Agreement with Ms. Guo does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement, a copy of which is included as Exhibit 10.1 to this report, and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1+	Employment Agreement, dated February 1, 2022, between Karat Packaging Inc. and Jian Guo
99.1	Press release, dated February 1, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

+ Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 1, 2022	Karat Packaging Inc.

	By	/s/ Alan Yu
Alan Yu
Chief Executive Officer